Exhibit 10.1

MATERIAL SCIENCES CORPORATION

FISCAL YEAR 2006 LONG-TERM INCENTIVE PLAN FOR NON-EMPLOYEE DIRECTORS

ARTICLE I

BACKGROUND AND PURPOSE OF THE PLAN

1.1 Plan Adoption and Name. This plan was adopted by the Board of Directors of Material Sciences Corporation (the “Company”) to be effective March 1, 2005 and shall be known as the Material Sciences Corporation Fiscal Year 2006 Long-Term Incentive Plan for Non-Employee Directors (the “Plan”).

1.2 Purpose. The purpose of this Plan is (i) to advance the best interests of the Company by providing directors of the Company who are not officers or employees of the Company or its subsidiaries (“Non-Employee Directors”) with additional incentives to contribute to the financial success of the Company and (ii) to provide incentives which may be used to induce able persons to serve, or continue to serve, as Non-Employee Directors of the Company.

ARTICLE II

DEFINITIONS

For purposes of this Plan, the following terms shall have the meanings set forth below:

“Board” shall mean the Board of Directors of the Company.

Cause” means (i) the willful and continued failure by a Non-Employee Director to perform substantially his or her duties as a director of the Company; or (ii) the willful misconduct by the Non-Employee Director in the performance of his or her duties as a director or the willful engaging by the Non-Employee Director in conduct which, in either case, is illegal or materially injurious to the Company monetarily or otherwise.

“Company” is defined in Article I hereof.

“Code” means the Internal Revenue Code

“Fair Market Value of one share of Common Stock” on a particular day shall mean the closing sales price of the Company’s Common Stock on the New York Stock Exchange on that day.

“Grant” is defined in Article V hereof.

“Grant Agreement” is defined in Article VI hereof.

“Grant Date” is defined in Article V hereof.

“Non-Employee Director” is defined in Article I hereof.

“Payout Amount” equals (i) the average of the Fair Market Value of one share of the Common Stock for the 30 consecutive Trading Days ending on the Redemption Date plus (ii) the aggregate amount of dividends declared on one share of Common Stock on or after the Grant Date and prior to the Redemption Date (but only for dividends as to which the “ex-dividend” Trading Dates are on or after the Grant Date and prior to the Redemption Date); provided, however, that if a Non-Employee Director’s service terminates due to a Sale of the Company as provided for in Section 5.4(a) below, the “Payout Amount” equals the (i) per share value that the Company’s shareowners receive in such transaction plus (ii) the aggregate amount of dividends declared on one share of Common Stock on or after the Grant Date and prior to the Redemption Date (but only for dividends as to which the “ex-dividend” Trading Dates are on or after the Grant Date and prior to the Redemption Date).

“Permitted Transfer” is defined in Article VI hereof.

“Person” shall mean an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

“Plan” is defined in Article I hereof.

“Redemption Date” is defined in Article V hereof.

“Sale of the Company” means (i) the sale of a majority of the outstanding Common Stock to a person or group in a single transaction or a series of related transactions, (ii) a merger or consolidation to which the Company is a party, other than a transaction in which the holders of the Common Stock receive securities which represent a majority of the voting power of the surviving corporation, and (iii) any other transaction determined to be a sale of the Company by the Board, but only if such sale, merger or other transaction is a permissible distribution event under Sec. 409A(a)(2)(A)(v) of the code.

“Termination of services as a result of retirement or disability” shall mean termination of services for either of these reasons, with the grounds for disability being determined by the Board in its discretion.

“Trading Day” shall mean a trading day on the New York Stock Exchange.

“Transfer” is defined in Article VI hereof.

ARTICLE III

ADMINISTRATION

This Plan shall be administered by the Board. Subject to the limitations of this Plan, the Board shall have the sole and complete authority to: (i) impose such limitations, restrictions and conditions upon Grants as it shall deem appropriate, (ii) interpret this Plan and adopt, amend and rescind administrative guidelines and other rules and regulations relating to this Plan, (iii) correct any defect or omission or reconcile any inconsistency in this Plan or in any Grants granted hereunder and (iv) make all other determinations and take all other actions necessary or advisable for the implementation and administration of this Plan. The Board’s determinations on matters within its authority hereunder shall be conclusive and binding upon the Non-Employee Directors, the Company and all other Persons. All expenses associated with the administration of this Plan shall be borne by the Company. The Board may, to the extent permitted by law, delegate any of its authority hereunder to a committee of the Board or such other Persons as it deems appropriate.

ARTICLE IV

PARTICIPATION

An individual shall be eligible to receive Grants under this Plan only if he or she is a Non-Employee Director of the Company on the scheduled award date for such Grants.

ARTICLE V

UNIT GRANTS

5.1 Grant.

(a) On the first Trading Day of March, June, September and December of each year (each, a “Grant Date”), each Non-Employee Director shall automatically be granted, without action by the Board, a number of units representing the number of shares of the Company’s Common Stock (rounded up to the nearest whole number of shares) equal to the quotient of (i) 8,500 divided by (ii) the last reported sale price of the Company’s Common Stock on the New York Stock Exchange on the last Trading Day immediately prior to the Grant Date (a “Grant”).

(b) Each Person who becomes a Non-Employee Director for the first time shall be automatically awarded a Grant on the date such Non-Employee Director is elected and duly qualified (so long as such date is not a Grant Date).

5.2 Redemption. Each Grant shall be automatically redeemed by the Company on the fifth anniversary of the Grant Date (the “Redemption Date).

5.3 Pay-out of Grants. Within 15 business days after the Redemption Date, the Company shall pay each Non-Employee Director an amount equal to (i) the number of units outstanding under his or her Grants which are redeemable as of the most recent Redemption Date multiplied by (ii) the Payout Amount.

5.4 Effect on Redemption in Case of Termination of Services.

(a) In the event that a Non-Employee Director’s service terminates due to death, disability as defined in Sec. 409A(a)(2)(C) of the Code, Sale of the Company or retirement from the Board (provided that such retirement is a separation from service as defined in Sec. 409A(a)(2)(A)(i) of the Code), then all outstanding Grants held by such Non-Employee Director shall be redeemed by the Company and the “Redemption Date” for purposes of such redemption shall mean the effective date of termination.

(b) In the event that a Non-Employee Director is removed from office or is not nominated for re-election to the Board under circumstances which constitute Cause, then concurrent with the effective date of such termination the Non-Employee Director shall forfeit all of his or her outstanding Grants, unless otherwise determined by the Board, in its sole and absolute discretion.

ARTICLE VI

GENERAL PROVISIONS

6.1 Written Agreement. Each Grant awarded hereunder to a Non-Employee Director shall be evidenced by a written agreement (a “Grant Agreement”) which shall be signed by the Non-Employee Director and by the Chairman or another officer for and in the name and on behalf of the Company. Each Grant Agreement shall contain provisions setting forth the terms and conditions of such Grants and shall be subject to the terms and conditions of this Plan. Such Grant Agreement shall also include provisions setting forth any other terms and conditions which the Board deems necessary and desirable.

6.2 Transferability. Except as otherwise provided herein, a Non-Employee Director may not sell, transfer, assign, pledge or otherwise encumber any of the Grants or the rights granted hereunder (any such disposition or encumbrance being referred to herein as a “Transfer”). Any Transfer or purported Transfer by a Non-Employee Director of any of the Grants or rights granted hereunder shall be null and void. Notwithstanding the foregoing, Grants may be Transferred (i) by law or pursuant to the laws of descent and distribution and (ii) by a Non-Employee Director to a “family member” of such Non-Employee Director by gift or by domestic relations order, but subject to the continued application of the requirements under this Agreement (including without limitation the continued service by a Non-Employee Director as a director of the Company). For purposes of this Section 6.2, “family member” means any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships, any person sharing a Non-Employee Director’s household (other than as a tenant or employee), a trust in which these persons have more than fifty percent of the beneficial interest, a foundation in which these persons (or the Non-Employee Director) control the management of assets, and any other entity in which these persons (or a Non-Employee Director) own more than fifty percent of the voting interests (each, a “Permitted Transferee”). In the case of any Transfer pursuant to this Section 6.2, this Plan and any Grant Agreement shall be interpreted such that the term “Non-Employee Director” shall mean the transferring Non-Employee Director and his Permitted Transferees, and any Grant held by a Permitted Transferee shall be automatically redeemed on the Redemption Date (or, if earlier, redeemed or forfeited upon the termination of service of the transferring Non-Employee Director under Section 5.4 above).

6.3 Changes in Capitalization. In the event of any change in the capitalization of the Company which affects the Grants (such as a stock dividend, a stock distribution, a stock split, a subdivision or combination of shares, or a merger or consolidation to which the Company is a party, but excluding the sale, purchase or retirement by the Company of shares of Common Stock or securities convertible into Common Stock), the Board shall make or cause to be made any proportionate adjustments herein or otherwise necessary to reflect such change with respect to the Grants.

6.4 Rights Unfunded. The rights provided for hereunder are unfunded and the Company has not made, and has no obligation to make, any provision with respect to segregating assets of the Company for payment of any benefits hereunder or any Grant Agreement. A Non-Employee Director has no interest in any particular asset of the Company by reason of this Plan or any Grant Agreement, but only has the rights of a general unsecured creditor with respect to his or her rights under this Plan or any Grant Agreement.

6.5 No Rights as a Stockholder. Neither a Non-Employee Director nor any other person legally entitled to the Grants hereunder shall have any rights of a stockholder by virtue of the Grants.

6.6 Amendment, Suspension and Termination of this Plan. The Board may suspend or terminate this Plan or any portion hereof at any time and may amend it from time to time in such respects as the Board may deem advisable. In addition, no such amendment, suspension or termination shall materially impair the rights of Non-Employee Directors under outstanding Grants without the consent of the Non-Employee Directors affected thereby.

6.7 Amendment, Modification and Cancellation of Grants. The Board may amend or modify any outstanding Grant in any manner to the extent that the Board has the authority under this Plan. No such amendment or modification shall materially impair the rights of any Non-Employee Director under any outstanding Grant without the consent of such Non-Employee Director.

6.8 Governing Law. This Plan and all determinations made and actions taken pursuant hereto shall be governed by the laws of the State of Delaware.